PRICING SUPPLEMENT                                          File No. 333-122639
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2454



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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    Principal Amount:         $700,000,000         Original Issue Date:          July 6, 2005

    CUSIP Number:             59018YVQ1            Stated Maturity Date:         July 7, 2008

    Issue Price:              100%

    Interest Calculation:                                           Day Count Convention:
    --------------------                                            --------------------
    [X] Regular Floating Rate Note                                  [X] Actual/360
    [_] Inverse Floating Rate Note                                  [ ] 30/360
        (Fixed Interest Rate):                                      [_] Actual/Actual


    Interest Rate Basis:
    -------------------
    [ ] LIBOR                                                       [_] Commercial Paper Rate
    [ ] CMT Rate                                                    [_] Eleventh District Cost of Funds Rate
    [_] Prime Rate                                                  [_] CD Rate
    [X] Federal Funds Open Rate                                     [_] Other (see attached)
    [_] Treasury Rate
     Designated CMT Page:                                          Designated LIBOR Page:
                CMT Telerate Page:                                      LIBOR Telerate Page:
                CMT Reuters Page:                                       LIBOR Reuters Page:

    Index Maturity:                 One Day                         Minimum Interest Rate:   Not Applicable

    Spread:                         Plus 0.21%                      Maximum Interest Rate:   Not Applicable

    Initial Interest Rate:          Calculated as if the Original   Spread Multiplier:       Not Applicable
                                    Issue Date was an Interest
                                    Reset Date

    Interest Reset Dates:           Each Business Day, commencing July 7, 2005 to but excluding the Stated
                                    Maturity Date, subject to the following Business Day convention.


    Interest Payment Dates:         Quarterly, on the 7th of January, April, July and October commencing
                                    October 7, 2005, subject to the following Business Day convention.

    Fed Funds Open Rate:            The rate for an Interest Reset Date shall be the rate set forth on Telerate
                                    Page 5 for that day underneath the caption "FEDERAL FUNDS" in the row titled
                                    "OPEN". If the rate is not available for an Interest Reset Date, the rate for that Interest Reset Date shall be the Federal Funds Effective rate as published in the H.15 Daily Update.


    Repayment at the
    Option of the Holder:           The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company:          The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                           The Notes are being issued in fully registered book-entry form.

    Trustee:                        JPMorgan Chase Bank, N.A.

    Underwriters:                   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan & Company,
                                    Inc. and Ramirez & Co., Inc. (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                                    Pursuant to an agreement, dated June 29, 2005 (the "Agreement"), between Merrill Lynch & Co.,
                                    Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                                    Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                    Underwriters                               Principal Amount of the Notes
                                    ------------                               -----------------------------

                                    Merrill Lynch, Pierce, Fenner & Smith                       $686,000,000
                                                Incorporated
                                    Morgan Keegan & Company, Inc.                                 $7,000,000
                                    Ramirez & Co., Inc.                                           $7,000,000
                                                                                                -------------
                                                                   Total                        $700,000,000

                                    Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                    The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:              0.25%

Dated:                              June 29, 2005
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